Exhibit 3.1

SECOND AMENDED AND RESTATED ARTICLES OF ORGANIZATION

OF

WYNN LAS VEGAS, LLC

Pursuant to Nevada Revised Statutes Sections 86.221 and 86.226, the undersigned does hereby declare and certify that:

1. The name of the limited liability company is Wynn Las Vegas, LLC, a Nevada limited liability company (the “Company”).

2. The Company is managed by its member.

3. The Articles of Organization of the Company shall be amended and restated as set forth below.

4. The effective date of these Second Amended and Restated Articles of Organization shall be December 14, 2004.

ARTICLE I

NAME

The name of the Company is Wynn Las Vegas, LLC.

ARTICLE II

REGISTERED OFFICE AND RESIDENT AGENT

The Company’s resident agent and the address of the registered office where process may be served in the State of Nevada is currently Marc H. Rubinstein, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, or such other resident agent and registered office as the member shall, from time to time, determine.

ARTICLE III

INDEMNIFICATION AND PAYMENT OF EXPENSES

In addition to any other rights of indemnification permitted by the laws of the State of Nevada as may be provided for by the Company in these articles of organization, the Company’s operating agreement or any other agreement, the expenses of the member incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such member in its capacity as a member of the Company, must be paid by the Company, or through insurance purchased and maintained by the Company or through other financial arrangements made by the Company as permitted by the laws of the State of Nevada, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an unsecured undertaking by or on behalf of the member to repay the amount if it is ultimately determined by a court of competent jurisdiction that it is not entitled to be indemnified by the Company. Any repeal or modification of this Article III approved by the member of the Company shall be prospective only. In the event of any conflict between this Article III and any other article of the Company’s articles of organization, the terms and provisions of Article III shall control.

ARTICLE IV

MANAGEMENT

The management of the Company shall be vested in its sole member. The name and address of the sole member of the Company is Wynn Resorts Holdings, LLC, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. The member may designate or authorize, by provision either in the Company’s operating agreement or in another writing, one or more persons, officers or employees of the Company who may, in the name and on behalf of the Company, and in lieu of or in addition to the member, contract debts or incur liabilities, and sign contracts or agreements (including, without limitation, instruments and documents providing for the acquisition, mortgage or disposition of property of the Company), and may authorize the use of facsimile signatures of any such persons, officers or employees.

ARTICLE V

ORGANIZER

The name and post office box or street address of the organizer of the Company was Veronica L. Collins, 3145 Las Vegas Blvd. South, Las Vegas, Nevada 89109.

ARTICLE VI

PURPOSES

The character and general nature of the business to be conducted by the Company shall include, without limitation, the development, ownership, operation, management and conduct of gaming in a resort/casino to be known as “Wynn Las Vegas” and to be located at or about 3131 Las Vegas Boulevard South, Las Vegas, Nevada. The Company’s purposes shall also include the engagement in, conduct of and promotion of any other act or activity permitted under applicable law and all acts or activities as may be necessary or incidental to the Company’s business.

ARTICLE VII

GAMING RESTRICTIONS

Section 7.1 Transfer of Interest in the Company. Notwithstanding anything to the contrary expressed or implied in these articles of organization, once the Company has been registered with or licensed by the Nevada Gaming Commission (the “Commission”), the sale, assignment, transfer, pledge or other disposition thereafter of any interest in the Company shall be ineffective unless approved in advance by the

Commission. If at any time the Commission finds that a member which owns any such interest is unsuitable to hold that interest, the Commission shall immediately notify the Company of that fact. The Company shall, within ten days from the date that it receives the notice from the Commission, return to the unsuitable member the amount of its capital account as reflected on the books of the Company. Beginning on the date when the Commission serves notice of a determination of unsuitability, pursuant to the preceding sentence, upon the Company, it shall be unlawful for the unsuitable member: (a) to receive any share of the distribution of profits or cash or any other property of, or payments upon dissolution of, the Company, other than a return of capital as required above; (b) to exercise directly or through a trustee or nominee, any voting right conferred by such interest; (c) to participate in the management of the business and affairs of the Company; or (d) to receive any remuneration in any form from the Company, for services rendered or otherwise.

Section 7.2 Determination of Unsuitability. Any member that is found unsuitable by the Commission shall return all evidence of any ownership in the Company to the Company, at which time the Company shall, within ten days after the Company receives notice from the Commission, return to the member in cash, the amount of its capital account as reflected on the books of the Company, and the unsuitable member shall no longer have any direct or indirect interest in the Company.

Section 7.3 Redemption of Interest. Notwithstanding the foregoing, to the extent permitted by applicable law and the Commission, if a member has been found by the Commission to be unsuitable, the Company shall have the right to redeem such member’s interest in the Company as provided in any agreement among the Company and its member.

[signature appears on the following page]

IN WITNESS WHEREOF, the undersigned sole member of the Company has hereunto executed these Second Amended and Restated Articles of Organization as of the 14th day of December, 2004.

Wynn Resorts Holdings, LLC,
a Nevada limited liability company

By:	Valvino Lamore, LLC,
a Nevada limited liability company,
its sole member

	By:	Wynn Resorts, Limited,
a Nevada corporation,
its sole member

		By:	/s/ Marc H. Rubinstein
Marc H. Rubinstein,
Senior Vice President

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